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       MSU Devices Obtains Unsecured Loan Financing to Replace Previously
                     Announced Secured Bridge Loan Financing


DALLAS - March 28, 2002 - MSU Devices Inc. ("MUCP") announced today that the Company issued in a private placement $838,500 of 11.5% Unsecured Notes ("11.5% Notes") which mature on July 31, 2002. Of the total amount, $637,500 of the 11.5% Notes were issued in exchange for the $637,500 of 10% Secured Notes previously issued by the Company and the secured bridge loan facility announced by the Company on February 14, 2002 was terminated in full. Of the 11.5% Notes issued in the exchange, $500,000 was issued to a related party. The remaining $201,000 of 11.5% Notes were sold for cash to other investors.

The terms of the 11.5% Notes require the Company to raise an additional $1,162,500 on the following schedule: at least $250,000 not later than April 1, 2002; $412,500 not later than April 15, 2002; and $500,000 not later than May 10, 2002. In the event the Company does not raise these additional funds it will be in default and the noteholders can accelerate the maturity of the 11.5% Notes. If the Company does not raise the funds required to be received by April 15, 2002, the holders of the 11.5% Notes can elect to secure their notes by a first priority lien on the assets of the Company, including intangible assets and intellectual property.

The 11.5% Notes are convertible at any time at the option of the investors into shares of common stock at a rate of 10 shares per $1 loaned, subject to adjustment in certain events. The Company has granted registration rights with respect to shares issuable upon such conversion. If the Company arranges $3.5 million in additional financing beyond the $1,162,500 noted above, the 11.5% Notes will automatically convert into the instruments issued in such financing, on certain terms.

The 11.5% Notes, as well as the common stock into which the 11.5% Notes are convertible, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.


CONTACT: MSU Devices Inc., Dallas
         Bruce Walter, 972/473-6916